UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

YEW BIO-PHARM GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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YEW BIO-PHARM GROUP, INC.

9460 Telstar Avenue, Suite 6

El Monte, California 91731

To:        The Holders of the Common Stock of Yew Bio-Pharm Group, Inc.

Re:         Action by Written Consent in Lieu of a Special Meeting of Stockholders

This Information Statement is furnished by the Board of Directors of Yew Bio-Pharm Group, Inc., a Nevada corporation (the “Company”, or “YBP”), to holders of record of the Company’s common stock, $0.001 par value per share, at the close of business on July 27, 2018. The purpose of this Information Statement is to inform the Company’s stockholders of certain actions taken by the written consent of the holders of a majority of the Company’s voting stock, dated as of July 27, 2018, in lieu of a Special Meeting of stockholders.

To grant the Board of Directors the discretionary authority to amend the Company’s articles of incorporation to affect a reverse stock split (the “Reverse Split Proposal”) of the Company’s common stock (“Common Stock”)

The foregoing actions were approved on July 27, 2018 by our Board of Directors. In addition, on July 27, 2018 the holders of 51.71% of the Company’s outstanding voting securities, as of the record date, approved the foregoing actions. The number of shares voting for the proposals was sufficient for approval.

Section 78.320 of the Nevada Revised Statutes (the “NRS”) provides in part that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible in order to accomplish the purposes of the Company as herein described, the Board consented to the utilization of, and did in fact obtain, the written consent of the Consenting Stockholders who collectively own shares representing a majority of our Common Stock.

The above actions taken by the Company’s stockholders will become effective on or about August __, 2018 and are more fully described in the Information Statement accompanying this Notice. Under the rules of the Securities and Exchange Commission, the above actions cannot become effective until at least 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company may request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying Information Statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This Information Statement will be first distributed to you on or about August __, 2018.

If you have any questions on the enclosed Information Statement you may contact us directly. We thank you for your continued interest in our Company.

By Order of the Board of Directors

/s/ Zhiguo Wang
Zhiguo Wang, Chief Executive Officer

August __, 2018

El Monte, CA

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

INFORMATION STATEMENT PURSUANT TO SECTION 14C OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY HOLDERS OF A MAJORITY OF OUR COMMON STOCK. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THERE ARE NO DISSENTERS’ RIGHTS WITH RESPECT TO THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.

INTRODUCTION

This Information Statement is being mailed or otherwise furnished to the holders of common stock, $0.001 par value per share (the “Common Stock”) of Yew Bio-Pharm Group, Inc., a Nevada corporation (“We” or the “Company”) by the Board of Directors to notify them about a certain action that the holders of a majority of the Company’s outstanding voting stock have taken by written consent, in lieu of a Special Meeting of the stockholders. The action was taken on July 27, 2018.

Copies of this Information Statement are first being sent on or about August __, 2018 to the holders of record on July 27, 2018 of the outstanding shares of the Company’s Common Stock.

General Information

Stockholders of the Company owning a majority of the Company’s outstanding voting securities have approved the following action (the “Action”) by written consent dated July 27, 2018, in lieu of a meeting of the stockholders:

To grant the Board of Directors the discretionary authority to amend the Company’s articles of incorporation to affect a reverse stock split (the “Reverse Split Proposal”) of the Company’s common stock (“Common Stock”)

The Company may ask brokers and other custodians, nominees, and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under the Nevada Revised Statutes are afforded to the Company’s stockholders as a result of the approval of the actions set forth above.

Vote Required

The vote, which was required to approve the above actions, was the affirmative vote of the holders of a majority of the Company’s voting stock. Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held. The date used for purposes of determining the number of outstanding shares of voting stock of the Company entitled to vote is July 27, 2018. The record date for determining those shareholders of the Company entitled to receive this Information Statement is the close of business on July 27, 2018 (the “Record Date”). As of the Record Date, the Company had outstanding 52,075,000 shares of Common Stock. Holders of the Common Stock have no preemptive rights. All outstanding shares are fully paid and nonassessable. The transfer agent for the Common Stock is West Coast Stock Transfer, Inc., 721 N. Vulcan Ave., Suite 205, Encinitas, CA 92024. Telephone: 619-664-4780.

Vote Obtained - Section 78.320 of the Nevada Revised Statutes

Section 78.320 of the Nevada Revised Statutes Law provides that any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

To eliminate the costs and management time involved in soliciting and obtaining proxies to approve the actions and to effectuate the Actions as early as possible to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company. The consenting shareholders and their respective approximate ownership percentage of the voting stock of the Company, which total in the aggregate 51.71% of the outstanding voting stock, are as follows: Zhiguo Wang, one of our officers and directors (38.60%) and Guifang Qi, one of our officers and directors and the wife of Mr. Wang (4.69%), Bo li, a shareholder (1.92%), Yicheng Wang (4.58%), a shareholder and Renchun Wang (1.92%), a shareholder.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the Company’s stockholders on the Record Date. The corporate action described herein will be effective approximately 20 days (the “20-day Period”) after the distributing of this Information Statement. The 20-day Period is expected to conclude on or about August __, 2018.

The entire cost of furnishing this Information Statement will be borne by the Company.

PROPOSAL

APPROVAL OF GRANT TO THE BOARD OF DIRECTORS THE DISCRETIONARY AUTHORITY TO
AFFECT A REVERSE STOCK SPLIT TO THE COMPANY'S COMMON STOCK

We are seeking shareholder approval to grant the Board discretionary authority to amend the Company's Articles of Incorporation to affect a reverse stock split of the issued and outstanding shares of our Common Stock, par value $0.001 per share, such split to combine a whole number of outstanding shares of our Common Stock in a range of not less than six (6) shares and not more than ten (10) shares, into one share of Common Stock at any time prior to June 30, 2019 (the “Reverse Split Proposal”).

The amendments will not change the number of authorized shares of Common Stock, or the relative voting power of our shareholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of our Common Stock will materially increase and will be available for reissuance by the Company. The reverse stock split, if affected, would affect all of our holders of Common Stock uniformly.

The Board unanimously approved and recommended seeking shareholder approval of this Reverse Split Proposal, on July 27, 2018.

Even if the shareholders approve the Reverse Split Proposal, we reserve the right not to affect any reverse stock split if the Board does not deem it to be in the best interests of our shareholders. The Board believes that granting this discretion provides the Board with maximum flexibility to act in the best interests of our shareholders. If this Reverse Split Proposal is approved by the shareholders, the Board will have the authority, in its sole discretion, without further action by the shareholders, to affect a reverse stock split.

The Board's decision as to whether and when to effect the reverse stock split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our Common Stock, actual or forecasted results of operations, and the likely effect of such results on the market price of our Common Stock.

Following a reverse stock split, the number of our outstanding shares of Common Stock will be significantly reduced. A reverse stock split will also affect our outstanding stock options and shares of Common Stock issued under the Company's 2012 Stock Option Plan (the “Option Plan”) and the Founder’s Options issued in 2012. Under these plans, the number of shares of Common Stock deliverable upon exercise or grant must be appropriately adjusted and appropriate adjustments must be made to the purchase price per share to reflect the reverse stock split.

The reverse stock split is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our shareholders.

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure the reverse stock split will produce or maintain the desired results (for more information on the risks see the section below entitled “Certain Risks Associated with a Reverse Stock Split”). However, our Board believes that the benefits to the Company and our shareholders outweigh the risks and recommends that you vote in favor of granting the Board the discretionary authority to affect a reverse stock split.

Reasons for the Reverse Stock Split

The primary purpose for effecting the reverse stock split, should the Board of Directors choose to effect one, would be to increase the per share price of our Common Stock. The Board of Directors believes that, should the appropriate circumstances arise, affecting the reverse stock split would, among other things, help us to:

●	Meet certain initial listing requirements of the New York Stock Exchange (“NYSE”) and/or NASDAQ;

●	Appeal to a broader range of investors to generate greater investor interest in the Company; and

●	Improve the perception of our Common Stock as an investment security.

Meet the NASDAQ or NYSE Listing Requirements - Our Common Stock is currently listed on the OTC:PINK (“YEWB”). Both the NYSE and the NASDAQ require a minimum trading price per share in order to list on either exchange. The NYSE and the NASDAQ Rules and Regulations, require among other things, that in order to list on their exchanges, the average closing price of a company's common stock must be at least $3.00 or $4.00 per share over a consecutive 30 trading-day period.

Improve the Perception of Our Common Stock as an Investment Security - We believe that the overall economic environment in which we and other yew tree farmers and producers companies (“Yew Tree Producers”) are currently operating has been a significant contributing factor in the decline in the price of our Common Stock. Our Board of Directors unanimously approved the discretionary authority to affect a reverse stock split as one potential means of increasing the share price of our Common Stock to improve the perception of our Common Stock as a viable investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our Common Stock, but also our market liquidity. As an independent Yew Tree Producer company, we believe that we may be particularly sensitive to this type of negative public perception and, if this Reverse Split Proposal is approved, our Board of Directors would have the ability to increase our per share price if it determines that it is undermining our current or future prospects.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company - An increase in our stock price may make our Common Stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our Common Stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board of Directors the ability to affect a reverse stock split, and thereby increase the price of our Common Stock, would give the Board the ability to address these issues if it is deemed necessary.

Certain Risks Associated with a Reverse Stock Split

Even if a reverse stock split is affected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our Common Stock will continue to be based, in part, on our performance and other factors unrelated to the number of shares outstanding.

The reverse stock split will reduce the number of outstanding shares of our Common Stock without reducing the number of shares of available but unissued Common Stock, which will also have the effect of increasing the number of authorized but unissued shares. The issuance of additional shares of our Common Stock may have a dilutive effect on the ownership of existing shareholders.

The current economic environment, in which we operate, the substantial debt we carry and other risks which affect our ability to operate as a going concern, along with otherwise volatile equity market conditions, could limit our ability to raise new equity capital in the future.

Principal Effects of a Reverse Stock Split

If our shareholders approve this Reverse Split Proposal and the Board of Directors elects to effect a reverse stock split, our issued and outstanding shares of Common Stock would decrease at a rate of approximately one share of Common Stock for every six (6) to ten (10) shares of Common Stock currently outstanding, with adjustment for any fractional shares. The reverse stock split would be affected simultaneously for all of our Common Stock, and the exchange ratio would be the same for all shares of Common Stock. The reverse stock split would affect all of our shareholders uniformly and would not affect any shareholder's percentage ownership interests in the Company, except to the extent that it results in a shareholder receiving whole shares in lieu of fractional shares. Shareholders holding fractional shares as a result of the Reverse Stock Split will be rounded up to the next whole share. The reverse stock split would not affect the relative voting or other rights that accompany the shares of our Common Stock, except to the extent that it results in a shareholder receiving a whole share in lieu of fractional shares. Common Stock issued pursuant to the reverse stock split would remain fully paid and non-assessable. The reverse stock split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have no current plans to take the Company private. Accordingly, a reverse stock split is not related to a strategy to do so.

In addition to the change in the number of shares of Common Stock outstanding, a reverse stock split would have the following effects:

Increase the Per Share Price of our Common Stock - By effectively condensing a number of pre-split shares into one share of Common Stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, are uncertain. If appropriate circumstances exist, the Board may utilize the reverse stock split as part of its plan to obtain listing on the NYSE or NASDAQ to meet their listing standards noted above.

Increase in the Number of Shares of Common Stock Available for Future Issuance - By reducing the number of shares outstanding without reducing the number of shares of available but unissued Common Stock, a reverse stock split will increase the number of authorized but unissued shares. The Board believes the increase is appropriate for use to fund the future operations of the Company. Although the Company does not have any pending acquisitions for which shares are expected to be used, the Company may also use authorized shares in connection with the financing of future acquisitions.

The following table contains approximate information relating to our common stock, based on share information as of July 27, 2018:

	Current	After Reverse Split if 1:6 Ratio is Selected	After Reverse Split if 1:10 Ratio is Selected
Authorized Common Stock	140,000,000	140,000,000	140,000,000
Common Stock issued and outstanding	52,075,000	8,679,167	5,207,500
Common Stock issuable upon exercise of outstanding stock options under Stock Option Plan	7,800,000	1,300,000	780,000
Common Stock reserved for issuance for future grants under Stock Option Plan	7,200,000	1,200,000	720,000
Common Stock available for issuance upon exercise of Founder’s Stock Options	7,488,737	1,248,123	748,874

Although a reverse stock split would not have any dilutive effect on our shareholders, a reverse stock split without a reduction in the number of shares authorized for issuance would reduce the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance, giving our Board an effective increase in the authorized shares available for issuance, in its discretion. Our Board from time to time may deem it to be in the best interests of the Company and our shareholders to enter into transactions and other ventures that may include the issuance of shares of our Common Stock. If our Board authorizes the issuance of additional shares subsequent to the reverse stock split described above, the dilution to the ownership interest of our existing shareholders may be greater than would occur had the reverse stock split not been effected. Many stock issuances not involving equity compensation do not require shareholder approval, and our Board generally seeks approval of our shareholders in connection with a proposed issuance only if required at that time.

Require Adjustment to Currently Outstanding Securities Exercisable into Shares of our Common Stock - A reverse stock split would effect a reduction in the number of shares of Common Stock issuable upon the exercise of our outstanding stock options in proportion to the reverse stock split ratio. Additionally, the exercise price of outstanding options would increase, likewise in proportion to the reverse stock split ratio.

Require Adjustments to Number of Shares of Common Stock Available for Future Issuance under our 2012 Stock Option Plan - In connection with any reverse split, our Board would also make a corresponding reduction in the number of shares available with respect to options granted under our 2012 Stock Option Plan so as to avoid the effect of increasing the value of options previously granted.

In addition, a reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of Common Stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Authorized Shares of Common Stock

The Reverse Stock Split Proposal will not change the number of authorized shares of Common Stock but will increase the number of authorized shares available for future issuance for corporate needs such as equity financing, retirement of outstanding indebtedness, stock splits and stock dividends, employee benefit plans, or other corporate purposes as may be deemed by the Board to be in the best interests of the Company and its shareholders. The Board believes the increase in available shares for future issuance is appropriate to fund the future operations of the Company. It will also provide the Company with greater flexibility to respond quickly to advantageous business opportunities. However, we may from time to time explore opportunities to make acquisitions through the use of stock. As a result, the Company's current number of authorized shares of Common Stock may enable the Company to better meet its future business needs.

We believe that the current amount of authorized Common Stock will make a sufficient number of shares available, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The current capital will provide the Board with the ability to issue additional shares of stock without further vote of the shareholders of the Company, except as provided under Nevada corporate law or under the rules of any national securities exchange on which shares of stock of the Company are then listed.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Split Proposal is approved by our shareholders, our Board, in its sole discretion, will determine whether such an action is in the best interests of the Company and our shareholders, taking into consideration the factors discussed above. If our Board believes that a reverse stock split is in our best interests and the best interest of our shareholders, our Board will then implement the reverse stock split.

We would then file a certificate of amendment to our Articles of Incorporation with the Secretary of the State of Nevada at such time as our Board of Directors had determined as the appropriate effective time for the reverse stock split to affect the reverse split. The certificate of amendment would add a new provision providing that holders of our Common Stock immediately prior to the filing of the amendment will receive one share of Common Stock for each number of shares selected by the Board. A copy of the proposed amendment is attached to this proxy statement as Appendix A and is considered a part of this proxy statement. Upon the filing of the certificate of amendment, and without any further action on the part of the Company or our shareholders, the issued shares of Common Stock held by shareholders of record as of the effective date of the reverse stock split would be converted into a lesser number of shares of Common Stock calculated in accordance with the reverse stock split ratio of not less than one-for-six (1:6) or not more than one-for-10 (1:10), as selected by our Board and set forth in the certificate of amendment.

For example, if a shareholder presently holds 100 shares of our Common Stock, he or she would hold 17 shares of Common Stock following a one-for-six reverse stock split, or 10 shares of Common Stock following a one-for-ten reverse stock split, in each case with an adjustment for any fractional shares. Beginning on the effective date of the split, each certificate representing pre-split shares would be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the reverse stock split, shareholders would be notified that the reverse stock split had been effected.

Effect on Beneficial Holders (i.e., Shareholders Who Hold in “Street Name”)

Upon the reverse stock split, we intend to treat Common Stock held by shareholders in “street name,” through a bank, broker or other nominee, in the same manner as shareholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to affect the reverse stock split for their customers holding Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If you hold shares of Common Stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders (i.e., Shareholders that are Registered on the Transfer Agent's Books and Records but do not Hold Certificates)

Some of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with our transfer agent, West Coast Stock Transfer Inc. These shareholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a shareholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse stock split shares. If a shareholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the shareholder's address of record indicating the number of shares (adjusted for any fractional shares) of Common Stock held following the reverse stock split.

Effect on Certificated Shares

Upon the reverse stock split our transfer agent will act as our exchange agent and assist holders of Common Stock in implementing the exchange of their certificates.

Commencing on the effective date of a reverse stock split, shareholders holding shares in certificated form will be sent a transmittal letter by our transfer agent. The letter of transmittal will contain instructions on how a shareholder should surrender his or her certificates representing Common Stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole post-reverse stock split Common Stock, as applicable (“New Certificates”). No New Certificates will be issued to a shareholder until that shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange Old Certificates. The letter of transmittal will contain instructions on how you may obtain New Certificates if your Old Certificates have been lost. If you have lost your certificates, you will have to pay any surety premium and the service fee required by our transfer agent.

Until surrendered, we will deem outstanding Old Certificates held by shareholders to be canceled and only to represent the number of whole shares to which these shareholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of shares, will automatically be exchanged for New Certificates.

Shareholders should not destroy any stock certificates and should not submit any certificates until requested to do so by the transfer agent. Shortly after the reverse stock split the transfer agent will provide registered shareholders with instructions and a letter of transmittal for converting Old Certificates into New Certificates. Shareholders are encouraged to promptly surrender Old Certificates to the transfer agent (acting as exchange agent in connection with the reverse stock split) in order to avoid having shares become subject to escheat laws.

Fractional Shares

The effect of the Reverse Split upon existing shareholders of the common stock will be that the total number of shares of the Company’s common stock held by each shareholder will automatically convert into the number of whole shares of common stock equal to the number of shares of common stock owned immediately prior to the Reverse Split divided by four, with an adjustment for any fractional shares. (Fractional shares will be rounded up to the next whole share).

Upon effectuation of the Reverse Split, each common shareholder’s percentage ownership interest in the Company’s common stock will remain virtually unchanged, except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of common stock of the Company will be substantially unaffected by the Reverse Split. All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the Reverse Split automatically on the effective date of the Reverse Split. Shareholders holding a fractional as a result of the Reverse Split will be rounded up to the next whole share.

No Appraisal Rights

Our shareholders are not entitled to appraisal rights with respect to a reverse stock split, and we will not independently provide shareholders with any such right.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Reverse Split Proposal except to the extent of their ownership of shares of our Common Stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon a reverse stock split without further action by our shareholders at any time before the effectiveness of the filing with the Secretary of the State of Nevada of the certificate of amendment to our Articles of Incorporation, even if the authority to effect a reverse stock split has been approved by our shareholders at this 2018 Special Meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, a reverse stock split if it should so decide, in its sole discretion, that such action is in the best interests of the shareholders.

Vote Required

The holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person, represented by proxy or by means of remote communication, shall constitute a quorum for all purposes at this 2018 Special Meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock is required for approval of the Reverse Split Proposal.

Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers have discretionary authority is limited by stock exchange rules will be treated as represented at this 2018 Special Meeting only as to such matter or matters voted by the proxies.

Recommendation of the Board of Directors

The Board recommends a vote FOR the Proposal to grant the Board the discretionary authority to affect a reverse stock split.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Such reports and other information filed by the Company may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549-2736.

By order of the Board of Directors

/s/ Zhiguo Wang
Zhiguo Wang, Chief Executive Officer

August __, 2018

El Monte, California

Appendix A

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

YEW BIO-PHARM GROUP, INC.

Yew Bio-Pharm Group, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby certify as follows:

1.              The name of the Corporation is Yew Bio-Pharm Group, Inc.

2.              Article 4 of the Articles of Incorporation of the Corporation, as amended to date, is hereby amended by replacing the first paragraph thereof with the following:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue 140,000,000 shares of the par value of $.001 each are to be of a class designated Common Stock (the “Common Stock”).

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Articles of Incorporation pursuant to the Nevada Corporation Law, each _______________ shares of the Common Stock (the “Old Common Stock”) issued immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.001 par value per share (the “New Common Stock”), without any action by the holder thereof (the “Reverse Stock Split”). Any shareholder who owns one or fewer shares will be rounded-up to one whole share. No fractional shares will be issued. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock, represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.”

3.              This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section ___ of the Corporation Law of the State of Nevada.

4.             This Certificate of Amendment shall become effective at ____________ ___.m. Pacific Time on ___________, _________.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this _____ day of _________, _________.

Yew Bio-Pharm Group, Inc.

By:
Name:
Title: